Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CERECOR INC.

Cerecor Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraph 3 of this Certificate of Amendment.

2. The amendment to the Certificate of Incorporation set forth in paragraph 3 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of this company is AVALO THERAPEUTICS, INC. (the “Company” or the “Corporation”).”

4. This Certificate of Amendment will become effective as of 12:01 a.m., Eastern Time on August 26, 2021.

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    IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 25th day of August, 2021.

By:	/s/ Schond L. Greenway
Name:	Schond L. Greenway
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment]